EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors

Escalade, Incorporated

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2017, on our audits of the consolidated financial statements of Escalade, Incorporated as of December 31, 2016, and December 26, 2015, and for each of the three years in the period ended December 31, 2016, which report is included in the Annual Report on Form 10-K of Escalade, Incorporated for the fiscal year ended December 31, 2016.

Evansville, Indiana	/ s / BKD LLP
May 30, 2017